Exhibit 23(a) - Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-04367, 333-42506, 333-04365, 333-122282, 333-04369, 333-122283, 333-179138, 333-201706 and 333-220893, 333-251572, 333-258017, 333-258019 and 333-258170) on Form S-8, registration statement (No. 333-220892) on Form S-3, and registration statement (No. 333-256401) on Form S-4 of our report dated July 27, 2021, with respect to the consolidated financial statements and financial statement schedule II - Valuation and Qualifying Accounts of Herman Miller, Inc. and the effectiveness of internal control over financial reporting.

Our report dated July 27, 2021, on the consolidated financial statements, refers to a change in the method of accounting for leases as of June 2, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842).

/s/ KPMG LLP

Chicago, Illinois
July 27, 2021